Advanced Battery Technologies Announces Stock Repurchase Program

NEW YORK and HARBIN, China, December 8, 2008 (GLOBE NEWSWIRE) -- Advanced Battery Technologies, Inc. (Nasdaq: ABAT), a leading developer, manufacturer and distributor of rechargeable Polymer Lithium-Ion (PLI) batteries, today announced that its Board of Directors has approved a stock repurchase program that authorizes the Company to repurchase up to 4 million shares of the Company’s common stock over the course of the next 12 months.

Mr. Zhiguo Fu, Chairman and CEO of Advanced Battery Technologies, Inc. stated, “Our Board's decision to authorize this repurchase initiative emphasizes continued confidence in our Company for the long term. After a review of ABAT’s financial position and cash flow projections, our board concluded that this authorization to repurchase stock is in the best interest of our shareholders because it enhances our flexibility regarding use of cash, especially when we see opportunities to repurchase shares at compelling prices.”

Purchases under this program will be made, from time to time, in the open market, depending on several factors, including the price of Advanced Battery Technologies’ stock, prevailing market conditions and other investment opportunities.

About Advanced Battery Technologies, Inc

Advanced Battery Technologies, Inc., founded in September 2002, develops, manufactures and distributes rechargeable Polymer Lithium-Ion (PLI) batteries. The Company's products include rechargeable PLI batteries for electric automobiles, motorcycles, mine-use lamps, notebook computers, walkie-talkies and other electronic devices. ABAT's batteries combine high-energy chemistry with state-of-the-art polymer technology to overcome many of the shortcomings associated with other types of rechargeable batteries. The Company has a New York office, with its executive offices and manufacturing facilities in China. For more information about Advanced Battery Technologies, Inc. (ABAT), please visit: http://www.abat.com.cn.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s products and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

Investor Relations:
In the U.S.:
Ashley Ammon or Brian Prenoveau, CFA
ICR, Inc.
203-682-8200

In Asia:
Wei-Jung Yang
+86 10 8523 3088